Exhibit 10.1

SUCCESSION AGREEMENT

This SUCCESSION AGREEMENT (the “Agreement”) is made and entered into as of the 30th day of January, 2013 (the “Effective Date”), by and between Bill Barrett Corporation, a Delaware corporation (the “Company”), and Kurt M. Reinecke (the “Executive”).

WHEREAS, the Executive served as Executive Vice President—Exploration of the Company through January 14, 2013 (the “Separation Date”), and as of the date hereof has agreed to provide continued services to the Company as an employee in a non-officer role; and

WHEREAS, the Executive and the Company now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s eventual separation from service with the Company, and other matters related thereto;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Executive and the Company agree as follows:

1. Succession.

(a) Termination Date. The Executive hereby acknowledges and agrees that his employment with the Company shall terminate on February 18, 2013 (the “Termination Date”). For the avoidance of doubt, the Executive shall continue to participate in the Company’s broad-based compensation and benefit plans in which he currently participates or to which he is a party through the Termination Date; provided that in the event that any terms of this Agreement conflict with the terms of any other compensation or benefit plan, the terms of this Agreement shall exclusively govern; and provided further that nothing herein shall result in the payment of duplicate amounts or benefits.

(b) Resignation of Officer Positions. The Executive acknowledges that on the Separation Date, the Executive resigned his positions as Executive Vice President—Exploration of the Company, and as an officer or any other position with, any of the Company’s affiliates. From the Separation Date until the Termination Date, the Executive shall continue to serve as an employee of the Company, in a non-officer role with the title of Exploration Advisor, providing advice and counsel on certain strategic, technical and other matters and performing such other duties as may be delegated to the Executive by the Chief Executive Officer of the Company or the Company’s Board of Directors (the “Board”).

(c) Acknowledgments. The Executive acknowledges and agrees that for purposes of all plans, agreements, policies and arrangements of the Company and its affiliates in which the Executive participates, including the Company’s Severance Plan and all awards denominated in the common stock of the Company held by the Executive, the resignation of the Executive from his positions with the Company and its affiliates on the Separation Date and the cessation of the Executive’s employment with the Company and its affiliates on the Termination Date is a voluntary resignation by the Executive. Moreover, in the case of any such plan, agreement, policy or arrangement that includes the concept of resignation with “good reason” or a similar term of like meaning, the Executive agrees that this voluntary resignation will be considered to have been made without “good reason” or such similar term. Further, from and after the Effective Date, the Executive waives any right to resign from the Company and its affiliates for “good reason” or a similar term of like meaning for purposes of any plan, agreement, policy or arrangement of the Company and its affiliates.

2. Separation Payments and Benefits. In consideration of the Executive’s service to the Company and the Executive’s agreement to comply with the terms of this Agreement, specifically including without limitation the restrictive covenants in Section 3 of this Agreement and the “Release” (as defined in Section 5 of this Agreement), the Executive shall be entitled to the payments and benefits set forth below on or following the Termination Date. In the event that Executive dies before any such payment becomes due and payable according to the terms of this Agreement, such payments shall be made to the Executive’s heirs in accordance with the terms of this Agreement.

(a) Accrued Obligations. Within 30 days following the Termination Date, the Executive shall be entitled to receive a cash payment equal to any base salary and vacation benefits accrued but unpaid or unused as of the Termination Date.

(b) Severance Payment. The Executive shall be entitled to receive a cash severance payment in an amount equal to $794,272.50 (the “Severance Payment”), which Severance Payment shall be made in six equal installments of $132,378.75 beginning, subject to Section 10(c) of this Agreement, on May 20, 2013 and on the eighteenth day of each third calendar month thereafter or, if the eighteenth is not a business day, the first business day thereafter (e.g., the second payment will be made on August 19, 2013), with the last payment being made on August 18, 2014 (the period between the Termination Date and August 18, 2014, the “Severance Period”); provided, however, if a “change in control event” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (together with any Treasury regulations promulgated or other Treasury guidance thereunder, the “Code”)) of the Company occurs prior to the last payment date, any then unpaid portion of the Severance Payment shall become payable within 60 days following such change in control event. For the avoidance of doubt, any acceleration of the Severance Payment shall not affect the length of the Severance Period.

(c) Stock-Based Awards. Each unvested award denominated with respect to the common stock of the Company that is held by the Executive as of the Termination Date shall, in accordance with its existing terms, be forfeited as of the Termination Date. Each vested option with respect to the common stock of the Company that is held by the Executive as of the Termination Date shall, in accordance with its existing terms, remain exercisable until the earlier of the 90th day following Termination Date and the expiration of the original term of such option, after which date any such options that have not been exercised shall be forfeited and cancelled. For the avoidance of doubt, the Executive shall continue to comply with all Company policies and applicable laws governing his transactions in securities of the Company.

(d) 2012 Bonus. The Executive shall be eligible to receive a bonus in respect of 2012 pursuant to the Company’s Performance Cash Program, in an amount determined by the Board or the Compensation Committee thereof in a manner consistent with that used for the Company’s executive officer group generally.

(e) Deferred Compensation Plan. The Executive shall be entitled to a distribution of his accrued deferred compensation in accordance with the terms of the Company’s Deferred Compensation Plan.

(f) 401(k) Plan. The Executive shall be entitled to a distribution of his account balance in the Company’s 401(k) Plan in accordance with the terms thereof. For the avoidance of doubt, the Executive shall not be eligible for an employer match with respect to the Company’s 401(k) plan for any portion of 2013.

(g) Health Care Benefits. During the Severance Period, the Company shall provide the Executive and his eligible dependents with medical and dental insurance coverage (the “Health Care Benefits”) equivalent to those which the Executive and his eligible dependents were receiving immediately prior to the Termination Date; provided, however, that (i) the cost of the Health Care Benefits (based on prevailing rates under Section 4980B of the Code or other applicable law (“COBRA”)) shall be reported by the Company as taxable income to the Executive to the extent reasonably determined by the Company to be necessary to avoid the Health Care Benefits from being considered to have been provided under a discriminatory self-insured medical reimbursement plan pursuant to Section 105(h) of the Code, but otherwise such coverage shall be provided at the same after-tax cost to the Executive and/or the Executive’s eligible dependents as required by this Section 2(g), (ii) the Health Care Benefits may, if elected by the Company, be provided through the Executive electing coverage under COBRA for the maximum allowable period and the Company’s paying the premiums for such coverage on the Executive’s behalf, (iii) if the Executive becomes re-employed with another employer and is eligible to receive health care benefits under another employer-provided plan, the health care benefits provided hereunder shall cease from and following the first date of such eligibility, and (iv) to the extent such coverage cannot be provided to the Executive following the expiration of the maximum applicable COBRA period because it is not allowed by a third-party insurance carrier, or to the extent the provision of such coverage would result in tax penalties to Executive pursuant to Section 409A of the Code, in lieu of such coverage the Company shall pay to the Executive on the first day of each month of the Severance Period in which such coverage is not provided an amount in cash equal to the cost of the Executive purchasing such coverage on the open market, as reasonably determined by the Company.

(h) Employee Assistance Program. During the Severance Period, the Executive shall be permitted to participate in the Company’s Employee Assistance Program, in accordance with the terms of such program as in effect from time to time.

(i) Outplacement Services. During the three months following the Termination Date, the Executive shall be provided with outplacement services as determined by the Company.

(j) Effect of Payments on Compensatory Arrangements. The Executive acknowledges that the payments and benefits to which he becomes entitled pursuant to this Section 2 and otherwise solely on account of the termination of his employment shall not be considered in determining his benefits under any plan, agreement, policy or arrangement of the Company and its affiliates, including but not limited to the Company’s 401(k) plan and other deferred compensation arrangements. The payments and benefits provided under this Section 2 shall be in full satisfaction of the obligations of the Company and its affiliates to the Executive under this Agreement or any other plan, agreement, policy or arrangement of the Company and its affiliates upon his termination of employment, and in no event shall the Executive be entitled to severance pay or benefits beyond those specified in this Section 2. For the avoidance of doubt, until the Termination Date, the Executive shall continue to be entitled to any coverage to which he is entitled as of the date hereof under the Company’s directors and officer’s liability insurance coverage.

3. Restrictive Covenants; Effect of Certain Terminations.

(a) Nondisclosure of Confidential Information.

(i) The Company and the Executive agree that, during the course of the Executive’s employment with the Company, the Executive has had and will continue to have access to, and has gained and will continue to gain knowledge with respect to, “Confidential Information” (as defined below). The Executive agrees that the Executive shall not, without the prior written consent of the Company, during the period of the Executive’s employment with the Company and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized Person (as defined in Section 13(d) of the Securities Exchange Act of 1934) to use, disclose or gain access to, any Confidential Information; provided, however, that the Executive may disclose Confidential Information (x) as required by law or (y) as ordered by a court, provided that in any event described in the preceding clause (x) or (y), (A) the Executive shall promptly notify the Company in writing, and consult with and assist the Company in seeking a protective order or request for another appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms of the preceding clause (A), the Executive shall disclose only that portion of the Confidential Information that, in the opinion of the Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to assure that confidential treatment shall be accorded to such Confidential Information by the receiving Person and (C) to the extent permitted by applicable law, the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. As requested by the Company from time to time and upon the Termination Date, the Executive shall promptly deliver to the Company all copies and embodiments, in whatever form (including electronic), of all Confidential Information in the Executive’s possession or control irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

(ii) Without limiting the foregoing, the Executive agrees to keep confidential the existence of, and any information concerning, any dispute between the Executive and the Company or any of its affiliates, except that the Executive may disclose information concerning such dispute to the court that is considering such dispute or to the Executive’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(iii) For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business and affairs of the Company or any of its affiliates, including all business information (whether or not in written form) that relates to the Company or any of its affiliates, or their directors, officers, employees, customers, suppliers or contractors or any other third parties with respect to which the Company or any of its affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of the Executive’s breach of this Agreement, including technical information or reports; trade secrets; unwritten knowledge and “know-how”; geologic concepts; exploration plans; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information shall not include such information known to the Executive prior to the Executive’s involvement with the Company or any of its affiliates or information rightfully obtained from a third party (other than pursuant to a breach by the Executive of this Agreement or any other duty of confidentiality).

(iv) Without limiting the prohibitions contained herein on the use of the Confidential Information, the Company acknowledges that Executive may retain mental impressions of the Confidential Information. The Company agrees that Recipient shall not be precluded from working on or acquiring interests in any properties or projects outside the “Geographic Territory” (as defined below) at any time or inside the Geographic Territory after the “Restriction Period” (as defined below) because of such retained mental impressions.

(b) Noncompetition and Nonsolicitation.

(i) Within the “Geographic Territory” (as defined below) and during the period of the Executive’s employment with the Company and its affiliates and during the period beginning on the Termination Date and ending on November 18, 2013 (the “Restriction Period”), the Executive shall not:

(A) directly or indirectly, without the prior written consent of the Company, engage in or invest as an owner, partner, stockholder, licensor, director, officer, agent or consultant for any Person that conducts a business that is directly in competition with a business then conducted by the Company or any of its affiliates; provided, however, that this provision shall not prevent the Executive from passively investing as a less than two percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system; or

(B) accept employment with any Person that conducts a business that is directly in competition with a business then conducted by the Company or any of its affiliates if such employment would result in the Executive being involved in the management, operations or business affairs of such Person.

For purposes of this Agreement, “Geographic Territory” means any state, foreign country or other political subdivision in which the Company or any of its affiliates does business.

(ii) During the Restriction Period, the Executive shall not, directly or indirectly, without the prior written consent of the Company, (A) actively solicit, recruit or hire any Person who is at such time, or who at any time during the six-week period prior to such solicitation or hiring had been, an employee of the Company or any of its affiliates, provided however, that this subsection (A) shall not apply to any employee of the Company whose employment is terminated pursuant to a reduction in force by the Company, (B) solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates or (C) interfere with the relationship of the Company or any of its affiliates with any Person or entity who or that is employed by or otherwise engaged to perform services for the Company or any of its affiliates.

(iii) During the Restriction Period, the Executive shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company or any of its affiliates, on the one hand, and any of their respective customers, partners, suppliers or stockholders on the other hand.

(iv) The Restriction Period shall be tolled during (and shall be deemed automatically extended by) any period during which the Executive is in violation of the provisions of this Section 3(b).

(v) In the event that a court of competent jurisdiction determines that any provision of this Section 3(b) is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 3(b) within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(c) Nondisparagement. From and following the Effective Date, the Executive shall not make, either directly or by or through another Person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company or its affiliates, any of their clients or businesses or any of their current or former officers, directors or employees; provided, however, that nothing herein shall prohibit (i) confidential, critical communications between the Executive and the Company or its representatives in connection with the Executive’s employment or (ii) the Executive from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).

(d) Return of Property. The Executive acknowledges that all documents, records, files, lists, equipment, computer, software or other property (including intellectual property) relating to the businesses of the Company or any of its affiliates, in whatever form (including electronic), and all copies thereof, that have been or are received or created by the Executive while an employee of the Company or any of its affiliates (including Confidential Information) are and shall remain the property of the Company and its affiliates, and the Executive shall immediately return such property to the Company upon the termination of the Executive’s employment and, in any event, at the Company’s request; provided, however, the Executive shall be permitted to retain his Company-issued cell phone, subject to the Company’s removal of all Company data stored on such cell phone. The Executive further agrees that any property situated on the premises of, and owned by, the Company or any of its affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

(e) Remedies and Injunctive Relief. The Executive acknowledges that a violation by the Executive of any of the covenants contained in this Agreement would cause irreparable damage to the Company and its affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Executive agrees that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to (i) cease payment of the Severance Payment and return of any portion of the Severance Payment already paid and (ii) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted.

(f) Acknowledgments.

(i) The Executive acknowledges that the Company and its affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization. The Executive acknowledges that the Company has a legitimate business interest in and right to protect its Confidential Information, goodwill and employee, customer and other relationships, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships. The Executive further acknowledges that the Company and its affiliates are entitled to protect and preserve the going concern value of the Company to the extent permitted by law.

(ii) In light of the foregoing acknowledgments, the Executive agrees that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its affiliates. The Executive further acknowledges that, although the Executive’s compliance with the covenants contained in this Agreement may prevent the Executive from earning a livelihood in a business similar to the business of the Company, the Executive’s experience and capabilities are such that the Executive has other opportunities to earn a livelihood and adequate means of support for the Executive and the Executive’s dependents.

(iii) Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that, in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents that are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney.

(iv) In light of the acknowledgements contained in this Section 3(f), the Executive agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations and obligations contained in this Agreement.

(g) Effect of Certain Terminations. If the Executive’s employment is terminated prior to the Termination Date (i) by the Company for “cause,” (ii) by the Executive for any reason or (iii) on account of the Executive’s death or “disability” (as each quoted term is defined in the applicable plan, agreement, policy or arrangement of the Company in which the Executive participates or to which he is a party), the payments and benefits to which the Executive is entitled on account of such termination shall be determined pursuant to each such plan, agreement, policy or arrangement and without regard to Section 2 of this Agreement. Except as provided in the immediately preceding sentence with respect to Section 2 of this Agreement, this Agreement shall otherwise remain in effect following any termination of employment under circumstances described in this Section 3(g).

4. Cooperation. In consideration of the payments and benefits set forth in this Agreement, the Executive agrees that he shall remain available to the Company following his cessation of employment with the Company (whether or not on the Termination Date) to provide assistance in transitioning his duties, complete any pending projects, manage handoff of relationships and provide such other advice, expertise or knowledge with respect to his duties Executive Vice President—Exploration of the Company as may be reasonably requested by the Board or the Company’s Chief Executive Officer from time to time. In addition, the Executive agrees to provide assistance to the Company and its advisors in connection with any audit, investigation or administrative, regulatory or judicial proceeding involving matters within the scope of his duties and responsibilities to the Company during his employment with the Company, or as to which he otherwise has knowledge (including being available to the Company upon reasonable notice for interviews and factual investigations, and appearing at the Company’s reasonable request to give testimony without requiring services of a subpoena or other legal process). In the event that the Company requires the Executive’s assistance in accordance with this section, the Company shall (i) reimburse the Executive for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by the Executive in connection with such assistance, subject to reasonable documentation and compliance with the Company’s standard expense reimbursement policy, and (ii) if such assistance is provided pursuant to the Company’s request after the Severance Period, the Company shall pay the Executive a consulting fee of $250 per hour.

5. General Release. The Executive acknowledges that, as of the Effective Date, he is not legally entitled the payments and benefits set forth in this Agreement to which he will first become entitled following the Effective Date. In consideration of such payments and benefits, on or following the Termination Date, but not later than 21 days following the Termination Date, the Executive shall execute and deliver to the Company a release of claims against the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents, in the form of Exhibit A hereto (the “Release”). Notwithstanding anything in this Agreement or in any other plan, policy, agreement or arrangement of the Company to the contrary, whether or not the Executive is a party thereto, if the Executive (a) fails to execute and deliver the Release to the Company within such 21-day period, or (b) revokes the waiver of age discrimination claims contained in the Release in accordance with the terms thereof, the Executive shall forfeit his right to any compensation or benefits, and repay to the Company any compensation or benefits received, to which he would not have been legally entitled had he been terminated by the Company without cause on the Effective Date.

6. No Mitigation; No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

7. Tax Withholding. The Company shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.

8. Notices. All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

As to the Executive:	The Executive’s last address on the books and records of the Company

As to the Company:	Bill Barrett Corporation
1099 18th Street
Suite 2300
Denver, Colorado 80202
Facsimile No. (303) 291-0420
Attention: General Counsel

Any party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

9. Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10. Section 409A.

(a) General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b) Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period immediately following the Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of the Executive’s separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Executive’s death.

(d) Separation from Service. Despite any contrary provision of this Agreement, any references to termination of employment or date of termination shall mean and refer to the date of the Executive’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).

11. Miscellaneous.

(a) Governing Law; Dispute Resolution. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware, without respect to its principles of conflicts of laws, except to the extent governed by federal laws, and shall be construed according to its fair meaning and not for or against any party. The parties hereto irrevocably submit to the jurisdiction of any state or federal court sitting in or for Denver County, Colorado with respect to any dispute arising out of or relating to this Agreement, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the parties hereto (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 11(a).

(b) Severability. If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

(c) Headings and Captions. The headings and captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(d) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e) Interpretation. As used in this Agreement, the term (a) “affiliate” means an entity controlled by, controlling or under common control with the Company, and (b) “including” does not limit the preceding words or terms.

[Signature page follows]

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Board of Directors of the Company has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.

/s/ KURT M. REINECKE
KURT M. REINECKE

BILL BARRETT CORPORATION

/s/ FRANCIS B. BARRON
BY:	FRANCIS B. BARRON
TITLE:	EXECUTIVE VICE PRESIDENT- GENERAL COUNSEL

[Signature Page to Succession Agreement]

EXHIBIT A

This General Release of all Claims (this “Agreement”) is entered into on March __, 2013 by and between Bill Barrett Corporation, a Delaware corporation (the “Company”) and Kurt M. Reinecke (the “Executive”).

In consideration of the payments and benefits set forth in the Succession Agreement (the “Succession Agreement”) between the Executive and the Company, effective January 30, 2013 (the “Effective Date”), to which the Executive first became legally entitled following the Effective Date, the Executive agrees as follows:

1. General Release and Waiver of Claims.

(a) Release. In consideration of the payments and benefits provided to the Executive under the Succession Agreement to which the Executive first became legally entitled following the Effective Date, and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out (i) of the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: the obligations of the Company or the Executive set forth in the Succession Agreement or any other plan, policy or arrangement of the Company or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company or the Executive (including, without limitation, obligations to the Executive under the Succession Agreement for any severance or similar payments or benefits, under any stock option, stock or equity-based award, plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); any indemnification or similar rights the Executive has as a current or former officer or director of the Company, including, without limitation, any and all rights thereto referenced in the Company’s bylaws, other governance documents, or any rights with respect to directors’ and officers’ insurance policies; and the Executive’s right to reimbursement of business expenses.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Succession Agreement to which the Executive first became legally entitled following the Effective Date, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) calendar days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that he has seven (7) calendar days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

(c) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2. Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than with respect to the obligations of the Company to the Executive under the Succession Agreement or in respect of any other matter described in the proviso to Section 1(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

3. Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within thirty (30) calendar days following receipt of such notice, or if he revokes the ADEA release contained in Paragraph 1(b) of this Agreement within the seven (7)-calendar-day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him, and/or terminate any benefits or payments that are subsequently due, in each case pursuant to the last sentence of Section 5 of the Succession Agreement, without waiving the release otherwise granted herein. The Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

4. Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5. Nonadmission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

6. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

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7. Notices. All notices or communications hereunder shall be in writing, addressed as provided in Section 8 of the Succession Agreement.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the Executive has executed this Agreement on the date set forth below.

/s/ Kurt M. Reinecke
Kurt M. Reinecke

Date of Execution: January 30, 2013

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